UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2025

CEA INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41266	27-3911608
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of principal executive office) (Zip Code)

(303) 993-5271

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	BNC	Nasdaq Capital Market
Warrants to purchase Common Stock	BNCWW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Alexander Monje

On August 29, 2025, the Board of Directors of the Company (the “Board”) accepted a resignation letter from Alexander Monje whom resigned from his position as director of the Company effective August 29, 2025. Mr. Monje’s resignation was not the result of any disagreement with the Company.

Appointment of Russell Read

On August 29, 2025, in conjunction with the acceptance of Mr. Monje’s resignation, the Board appointed Russell Read, as director of the Company’s Board effective immediately (the “Appointment”) to fill the vacancy created by the resignation of Mr. Monje. Mr. Read will serve as director of the Board, to serve until the Company’s next annual meeting of stockholders, or until his respective successor is otherwise duly elected and qualified.

Russell Read, Ph.D., CFA, 62 years old, is a distinguished investment executive with extensive experience in asset management, sovereign wealth funds, and financial services across global markets. Dr. Read currently serves as Chief Investment Officer at MEASA Partners Ltd, based in Abu Dhabi, a position he has held since July 2024. Prior to this, he was Chief Investment Officer at 10X Capital, a New York City-based venture capital and asset management firm, from December 2022 to June 2024, where he focused on developing the company’s asset management business. From January 2020 to November 2022, Dr. Read was Managing Partner at C Change Group LLC, a U.S.-based investment company specializing in physical infrastructure and private equity opportunities. He also served as Managing Director and Executive Committee Member at MSCI Ltd from September 2018 to December 2019, where he developed index and analytical approaches to private market investments. Dr. Read’s prior roles include serving as Chief Investment Officer of the Alaska Permanent Fund Corporation (APFC), a U.S. state sovereign wealth fund, from May 2016 to August 2018, and as Chief Investment Officer and Deputy Chief Executive Officer of the Gulf Investment Corporation (GIC-Kuwait), the development investment institution for the six GCC countries, from August 2011 to March 2015. Earlier in his career, he was Chief Investment Officer for the California Public Employees’ Retirement System (CalPERS) from 2006 to 2008 and Deputy Chief Investment Officer for the Americas at Deutsche Asset Management and Scudder Investments from 2004 to 2006. He holds a bachelor’s degree in Statistics and an MBA in Finance and International Business from the University of Chicago, as well as a master’s degree in Economics and a doctorate in Political Science from Stanford University. He is a Chartered Financial Analyst (CFA), Chartered Financial Consultant (Ch.F.C.), and Chartered Life Underwriter (C.L.U.).

The Board believes Dr. Read’s work experience in financial services, extensive experience in leadership roles in global organizations and wealth of expertise in investment management, financial oversight, and corporate governance make him a valuable addition to the Board. The Board has also appointed Dr. Read to serve on the Audit Committee (Chair), Compensation Committee, Nominating & Governance Committee and Strategic Committee of the Board. The Board has determined that Dr. Read qualifies as an independent director with respect to service as a director and member of the Board’s Audit Committee. Further, the Board has determined that Dr. Read qualifies as an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.

There are no arrangements or understandings between Dr. Read and any other persons pursuant to which he was selected as a director of the Company, and there are no compensatory arrangements in connection with his appointment to the Board. There is no family relationship between Dr. Read and any director, executive officer or person nominated or chosen by the Company to become a director of the Company within the meaning of Item 401(d) of Regulation S-K. The Company intends to enter into customary indemnification agreements with Dr. Read in connection with his appointed position. The Company has not engaged in any transaction in which Dr. Read had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CEA Industries Inc.

Dated: September 2, 2025	By:	/s/ David Namdar
	Name:	David Namdar
	Title:	Chief Executive Officer